Exhibit 99.1

NEWS RELEASE

Contacts:
For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL REPORTS RESULTS

FOR FISCAL 2008 THIRD QUARTER

Fiscal 2008 Third Quarter Highlights:

•	Consolidated net sales growth of 1.5% (9.4% excluding last fiscal year flu sales)

•	Physician Business net sales declined by 0.8% (10.4 % growth excluding last fiscal year’s flu sales)

•	Elder Care Business net sales growth of 7.3%

•	Consolidated earnings per diluted share increased 38% to $0.22 (Net loss on flu of $0.03 per diluted share included in last fiscal year’s third quarter)

•	Operating margin of 7.3% for Physician Business and 4.7% for Elder Care Business

•	Consolidated cash flow from operations of $13.3 million

•	Repurchased approximately 700,000 shares for $13.1 million

•	Agreement finalized with the State of Florida with approximately $1.4 million of additional pedigree-related costs in the third quarter

Jacksonville, Florida (January 23, 2008) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today its results for the fiscal 2008 third quarter and nine months ended December 28, 2007.

David A. Smith, Chairman and Chief Executive Officer, commented, “Both businesses grew at two times their respective markets’ growth rate with solid operating results and profit growth. Our business model continues to drive increased operating efficiencies, more than offsetting an environment of rising costs. Our customer programs and solutions continue to improve cash flow and efficiency, alleviating the pressures on customer income. We are excited to begin improving pharmaceutical-related services for our Florida-based customers over the next 90–120 days.”

“We expect to have a strong finish to this fiscal year, the final year of our three-year strategic plan, and accomplish our goal of $0.81-$0.85 earnings per diluted share for fiscal year 2008. The Company is now in the planning phase for the fiscal years 2009- 2011 strategic plan, and we look forward to sharing these plans on May 22 at our annual Investor Day,” concluded Mr. Smith.

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

Net sales for the three months ended December 28, 2007, were $465.2 million, an increase of 1.5% (9.4% excluding last fiscal year’s flu sales), compared with net sales of $458.4 million for the three months ended December 29, 2006. Net sales for the three months ended December 28, 2007, for the Physician Business decreased by 0.8% (10.4% growth excluding last fiscal year’s flu sales), while net sales for the Elder Care Business increased by 7.3%. Income from operations for the three months ended December 28, 2007, was $24.1 million compared with income from operations for the three months ended December 29, 2006, of $17.9 million. Net income for the three months ended December 28, 2007, was $14.2 million, or $0.22 per diluted share, compared with net income for the three months ended December 29, 2006, of $11.1 million, or $0.16 per diluted share.

Net sales for the nine months ended December 28, 2007, were $1.4 billion, an increase of 4.9% (9.0% excluding last year flu sales), compared with net sales of $1.3 billion for the nine months ended December 29, 2006. Net sales for the nine months ended December 28, 2007, for the Physician Business increased by 4.2% (10.1% excluding last fiscal year’s flu sales), while net sales for the Elder Care Business increased by 6.5%. Income from operations for the nine months ended December 28, 2007, was $63.1 million compared with income from operations for the nine months ended December 29, 2006, of $58.2 million. Net income for the nine months ended December 28, 2007, was $37.3 million, or $0.56 per diluted share, compared with net income for the nine months ended December 29, 2006, of $34.8 million, or $0.50 per diluted share.

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “We continue to see positive traction in our key business strategies, with solid growth in pharmaceutical, equipment and private label sales. Operating margins continued to improve in both businesses, even with increased costs in the quarter related to pedigree compliance. Despite strong revenue growth, we continued to generate cash from operations, which allowed the continuation of our share repurchase program. Over the last three quarters, share repurchases have been an accretive use of capital, adding about $0.01 to our reported earnings per diluted share.”

Separately, the Company noted that it has resolved outstanding issues with the Florida Department of Health regarding compliance with new state pharmaceutical pedigree regulations. In fiscal year 2008, costs associated with pedigree law compliance and settlement with the Florida Department of Health were $2.7 million, or $0.03 per diluted share, for the first quarter, $ 2.1 million, or $0.02 per diluted share, for the second quarter, and $1.4 million, or $0.01 per diluted share, in the third quarter.

The agreement resolves issues regarding interpretation of procedures for documenting the ordering, receipt, storage, and shipping of certain products covered by Florida drug pedigree legislation. Products covered by this action include prescription pharmaceutical products used by physicians in their practices, such as vaccines, ointments and creams, anesthetics, and topicals used in office procedures. The Company expects to resume sales and shipments of these products from its Florida distribution operations over the next 90—120 days. The Company also reiterated its commitment to full compliance with the spirit and intent of pedigree legislation and will continue to work with state regulators to ensure compliance with these new regulations.

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

The Company has today filed with the SEC a Form 8-K that includes a copy of this press release and its related Fiscal 2008 Third Quarter Financial Workbook, which contains GAAP and non-GAAP financial measures, and is available on the Company’s website, www.pssworldmedical.com.

A listen-only simulcast as well as a 90-day online replay of PSS World Medical’s fiscal 2008 third quarter conference call can be found in the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations,” or at www.opencompany.info, on January 24, 2008, beginning at 8:30 a.m. Eastern time.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3000.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS for the consolidated company; the expected operational cash flow in fiscal year 2008 and the Company’s expectation that it will continue to be in compliance with Florida pedigree regulations and other state pedigree regulations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our suppliers and vendors; our reliance on a limited number of chain business elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; lower revenue and earnings that may result from competition; the ability of the Company to adequately defend or reach a settlement on outstanding litigation matters and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in legislation and regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share and share data)

	Three Months Ended		Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006

Net sales	$465.2	$458.4	$1,362.0	$1,298.6
Cost of goods sold	330.2	335.2	966.8	931.6

Gross profit	135.0	123.2	395.2	367.0
General and administrative expenses	79.4	75.2	240.3	222.3
Selling expenses	31.5	30.1	91.8	86.5

Income from operations	24.1	17.9	63.1	58.2

Other (expense) income:
Interest expense	(1.8)	(1.3)	(4.7)	(4.1)
Interest and investment income	—	0.4	0.7	0.8
Other income	0.9	0.5	1.9	1.4

	(0.9)	(0.4)	(2.1)	(1.9)

Income before provision for income taxes	23.2	17.5	61.0	56.3
Provision for income taxes	9.0	6.4	23.7	21.5

Net income	$14.2	$11.1	$37.3	$34.8

Earnings per share – basic	$0.22	$0.17	$0.57	$0.52

Earnings per share – diluted	$0.22	$0.16	$0.56	$0.50

Weighted average shares (in thousands):
Basic	63,999	67,054	65,533	67,272
Diluted	65,756	69,458	67,195	69,294

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

PSS WORLD MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In millions, except per share and share data)

	Dec. 28, 2007	March 30, 2007

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15.0	$46.7
Accounts receivable, net	224.3	222.8
Inventories	214.3	174.1
Deferred tax assets, net	9.2	8.8
Prepaid expenses and other	31.6	34.4

Total current assets	494.4	486.8
Property and equipment, net	89.9	88.6
Other Assets:
Goodwill and intangibles, net	138.5	137.1
Investment in available-for-sale securities	50.2	—
Other	68.6	62.5

Total assets	$841.6	$775.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$161.7	$131.3
Accrued expenses	34.4	37.2
Revolving line of credit and current portion of long-term debt	33.7	2.2
Other	15.8	11.5

Total current liabilities	245.6	182.2
Long-term debt, excluding current portion	150.8	150.7
Other noncurrent liabilities	67.2	61.2

Total liabilities	463.6	394.1

Shareholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 64,664,200 and 67,179,475 shares issued and outstanding at December 28, 2007, and March 30, 2007, respectively	0.6	0.7
Additional paid-in capital	243.9	300.0
Retained earnings	117.3	80.2
Accumulated other comprehensive income	16.2	—

Total shareholders’ equity	378.0	380.9

Total liabilities and shareholders’ equity	$841.6	$775.0

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended		Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
Cash Flows from Operating Activities:
Net income	$14.2	$11.1	$37.3	$34.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4.7	4.2	14.0	12.5
(Benefit) provision for deferred income taxes	0.9	(3.7)	(1.4)	4.1
Amortization of intangible assets	1.4	1.5	4.2	4.4
Provision for doubtful accounts	1.7	2.4	3.5	3.4
Non-cash compensation expense	1.2	0.7	3.1	1.5
Amortization of debt issuance costs	0.4	0.4	1.1	1.1
Provision for deferred compensation	(0.5)	0.9	1.2	1.7
Changes in operating assets and liabilities, net of effects from business combination:
Accounts receivable, net	6.3	3.4	(1.9)	(14.0)
Inventories	(26.2)	(14.1)	(37.9)	(12.7)
Prepaid expenses and other current assets	(6.5)	7.2	(0.9)	(1.2)
Other assets	0.5	(1.7)	(8.4)	(1.4)
Accounts payable	11.9	16.6	25.8	23.1
Accrued expenses and other liabilities	3.3	(1.9)	6.0	3.6

Net cash provided by operating activities	13.3	27.0	45.7	60.9

Cash Flows from Investing Activities:
Payments for business combinations, net of cash acquired	—	(2.4)	(15.1)	(2.5)
Payments for investment in available-for-sale securities	—	—	(24.1)	—
Capital expenditures	(4.2)	(2.8)	(13.8)	(10.6)
Proceeds from note receivable	—	—	2.7	—
Payments on non-solicitation agreements	—	(0.2)	—	(1.0)
Other	(0.1)	—	(0.1)	—

Net cash used in investing activities	(4.3)	(5.4)	(50.4)	(14.1)

Cash Flows from Financing Activities:
Net proceeds from revolving line of credit	1.2	—	32.6	—
Proceeds from exercise of stock options	0.6	2.4	2.3	7.3
Excess tax benefits from share-based compensation arrangements	0.5	0.6	1.2	3.2
Proceeds from borrowings	—	0.5	—	1.5
Purchase of common stock	(13.1)	(15.2)	(62.5)	(27.4)
Payment under capital lease obligations	(0.2)	(0.2)	(0.6)	(0.4)
Other	—	(0.5)	—	—

Net cash (used in) provided by financing activities	(11.0)	(12.4)	(27.0)	(15.8)

Net increase in cash and cash equivalents	(2.0)	9.2	(31.7)	31.0
Cash and cash equivalents, beginning of period	17.0	45.7	46.7	23.9

Cash and cash equivalents, end of period	$15.0	$54.9	$15.0	$54.9

-MORE-

PSSI Reports Results For Fiscal 2008 Third Quarter

January 23, 2008

PSS WORLD MEDICAL, INC.

Net Sales Adjustment for Influenza Vaccine Sales

Proforma Net Sales

(In millions)

	For the Three Months Ended			For the Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006	Growth	Dec. 28, 2007	Dec. 29, 2006	Growth
Consolidated:
Net sales	$465.2	$458.4	1.5%	$1,362.0	$1,298.6	4.9%
Influenza vaccine sales	—	33.3		—	48.7

Net sales adjusted for influenza vaccine sales	$465.2	$425.1	9.4%	$1,362.0	$1,249.9	9.0%

Physician Business:
Net sales	$326.5	$329.2	(0.8)%	$952.9	$914.4	4.2%
Influenza vaccine sales	—	33.3		—	48.7

Net sales adjusted for influenza vaccine sales	$326.5	$295.9	10.4%	$952.9	$865.7	10.1%

-END-